UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                   Form 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): February 25, 1998

                        AMERICAN RESTAURANT GROUP, INC.
              (Exact Name of registrant specified in its charter)





United States           33-48183                     33-0193602
-------------           --------                     ----------
(State or other         (Commission File Number)     (I.R.S. employer
Jurisdiction of                                      Identification No.)
Incorporation)

                           450 Newport Center Drive
                        Newport Beach, California 92660
                        -------------------------------
                   (Address of principal executive offices)


      Registrant's telephone number, including area code:  (714) 721-8000

Item 5.   Other Events

          On February 25, 1998, American Restaurant Group, Inc. (the "Company") completed a recapitalization plan (the "Recapitalization Plan"), the principal elements of which were the issuance, in an offering (the "Offering") exempt from registration under the Securities Act of 1933, as amended, of (i) $155,000,000 aggregate principal amount of 11-1/2% Senior Secured Notes due 2003 of the Company (the "Notes") and (ii) 35,000 preferred stock units of the Company (the "Units"), each Unit consisting of $1,000 initial liquidation preference of 12% Senior Pay-in-Kind Exchangeable Preferred Stock and one Common Stock Purchase Warrant initially to purchase
2.66143 shares of the common stock, par value $.01 per share (the "Common Stock"), of the Company at an initial exercise price of $.01 per share.
          Also as part of the Recapitalization Plan, the Company concurrently with the Offering, (i) redeemed $126.4 million aggregate principal amount of its existing Senior Secured Notes due 1998 at par plus accrued and penalty interest thereon and repaid certain other interest-bearing short-term liabilities, (ii) repurchased $45.0 million aggregate principal amount of its existing 10-1/4% Subordinated Notes (the "Subordinated Notes") at a price equal to 65% of the aggregate principal amount of the Subordinated Notes, plus accrued and penalty interest thereon, and cancelled the related warrants to purchase common stock of the Company's parent, American Restaurant Group Holdings, Inc. ("Holdings"), and (iii) established a $15.0 million revolving credit facility.
          As an additional component of the Recapitalization Plan, Holdings extended the accretion period on its Senior Discount Debentures due 2005 (the "Holdings Debentures"), with a current accreted value of approximately $83.9 million, from June 15, 1999 to maturity on December 15, 2005, and amended certain provisions of the Holdings Debentures (as so amended, the "Amended Debentures"). Such Amended Debentures will accrete at a rate of 14.25%. compounded semi-annually (as opposed to 14% for the Holdings Debentures). In addition, holders of Holdings Debentures with an accreted value of approximately $10.8 million surrendered such Debentures for cancellation and received $3.6 million principal amount of the Notes, in addition to the Notes sold in the Offering.
          In conjunction with the Recapitalization Plan, the Company issued shares of Common Stock to certain members of the Company's management (the "Management Stockholders") in an aggregate amount equal to 15% of the Common Stock on a fully diluted basis. Such Management Stockholders have entered into a voting trust agreement in accordance with which Anwar S. Soliman, the Chairman and Chief Executive Officer of the Company, will exercise all voting and substantially all other rights to which such Management Stockholders would otherwise be entitled until August 15, 2005 or the earlier termination of the agreement. The Management Stockholders also entered into a stockholders agreement with Holdings, Jefferies & Company, the initial purchaser in the Offering (the "Initial Purchaser"), and TCW Asset Management Company ("TCW") and affiliates of TCW, purchasers of more than 50% of the Units, which provides that the parties will agree to vote all of their shares of the Company's equity securities so that the Board of Directors of the Company consists of five directors, with two directors designated by TCW, two by the Management Stockholders, with the remaining director being an independent director initially designated by the Initial Purchaser.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    AMERICAN RESTAURANT GROUP, INC.



                                    By:  /s/ William J. McCaffrey, Jr.
                                         -------------------------------
                                    Name:  William J. McCaffrey, Jr.
                                    Title:  Vice President and Chief
                                              Financial Officer


Date:  March 3, 1998